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[COMMUNITY SHORES BANK LOGO]

FOR IMMEDIATE RELEASE
SEPTEMBER 29, 2003

CONTACT:   JOSE INFANTE
           CEO AND CHAIRMAN
           COMMUNITY SHORES BANK CORPORATION
           231-780-1800


                BROLICK NAMED PRESIDENT OF COMMUNITY SHORES BANK

MUSKEGON, MI -- Community Shores Bank Corporation CEO and Chairman, Jose Infante, announces the promotion of Heather Brolick to President of Community Shores Bank. Community Shores Bank Corporation is the financial services holding company for it's wholly-owned subsidiary, Community Shores Bank. Brolick, with Infante, was instrumental in the creation of the bank in 1998, and has served as Chief Operating Officer since 2000. In her new role as President, Brolick will focus her attention on the specific growth, efficiency and profitability of the bank.

As COO, Brolick oversaw the financial operation, retail lending, and branch locations of the Bank. With this promotion, she will be responsible for all business functions, including marketing and strategic planning. Brolick will continue in her role as President of Community Shores Mortgage Company, a subsidiary of Community Shores Bank. She has also been elected to the Board of Directors for the Bank and will continue in her position as secretary of the Corporation.

"I'm thrilled to roll out this part of our succession plan. It is our intention to use this promotion to signify our commitment to growth and commend Heather for her dedication and hard work," explains Infante. "I'm also very excited to report that our stock price reached an all-time 52-week high of $11.49 per share at close of business day, Friday (September 26, 2003)." This value represents a 44% increase since December 31, 2002.

With over 22 years of banking experience, Brolick began her career with United California Bank, later known as FICal. In her nine years at FICal, she held various positions in retail branch operations, consumer lending and compliance. In 1990, Brolick joined FMB-Lumberman's where she held various retail management

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positions and served as Vice President of Mortgage and Retail Lending. After the
acquisition and prior to joining Community Shores Bank, she was Vice President and Regional Mortgage Branch Manager for Huntington Bank. Brolick recently graduated from the University of Wisconsin Graduate School of Banking and holds a bachelor's from the University of Redlands in California.

With Brolick serving as president, Infante will focus his attention on coordinating efforts with the Board of Directors to increase relationships with shareholders, and market makers. He will continue in his role as primary spokesperson for the corporation and will emphasize business development and customer service at the bank. "With Jose concentrating on shareholder relationships and strengthening the corporation's visibility, I'm looking forward to expanding and leveraging the talent and diverse capabilities of the staff we've assembled here at the bank," Brolick said. "We will continue to build upon our strong organization and are committed to increasing efficiency and profitable growth."

Community Shores Bank, established in 1998, prides itself on the exceptional level of service they provide to the Lakeshore communities. With full-service branches in Muskegon (Norton Shores), Grand Haven and North Muskegon, the bank is unique in that it is truly a `community bank'. All ownership, direction and decisions lie here in West Michigan.

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